Exhibit 14

THE BEARD COMPANY
Code of Business Conduct and Ethics
(As Amended 12/14/09*)

Introduction.  This Code of Business Conduct and Ethics (“Code”) has been adopted by the Board of Directors of The Beard Company (the “Company”) in order to establish the basic principles by which the Company and its directors, officers and employees (“Covered Persons”) will conduct business in an honest and ethical manner.  This Code is the code of ethics applicable to the Company’s principal executive, financial and accounting officers, and required by Securities and Exchange Commission rules and is the code of business conduct and ethics required by the corporate governance policies of the NYSE Amex Exchange.  All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

This Code does not supersede or amend the Company’s employment policies as in effect from time to time.

All Covered Persons are expected to be honest and ethical in dealing with each other and with contractors, suppliers and other third parties.  Those who violate the standards in this Code will be subject to disciplinary action.

Compliance with Laws.  It is the policy of the Company to comply with all laws wherever it does business.  If a law conflicts with a policy in the Code, you must comply with the law; even if a local custom or policy conflicts with this Code, you must comply with the Code.  Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  The Company and all Covered Persons must conduct their affairs with uncompromising honesty and integrity.  Business ethics are no different than personal ethics.  The same high standard applies to both.  As a Covered Person, you are required to adhere to the highest standard regardless of local custom.

Conflicts of Interest.  Conflicts of interest (“Conflicts”) are prohibited as a matter of Company policy.  A Conflict exists when a person’s private interest interferes in any material way with the interests of the Company.  A Conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts may also arise when a Covered Person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.  You should avoid even the appearance of such a Conflict.  For example, there is a likely Conflict if you:

•	cause the Company to engage in business transactions with relatives or friends or companies controlled or owned by them;

•	use nonpublic Company or other information for personal gain by you, relatives or friends (including securities transactions based on such information);

•	have more than a nominal financial interest in any entity with which the Company does business or competes;

•	receive a loan, or guarantee of obligations, from the Company or a third party as a result of your positions at the Company;

•	compete, or prepare to compete, with the Company while still employed by the Company; or

•	have a financial interest of potential for gain in any transaction with the Company (other than Company approved compensation arrangements).

Two examples of Conflicts should be noted:

▪      Covered Persons are prohibited from holding a position of substantial interest in an entity when that interest (a) conflict with, or appears to conflict with, the proper performance of the Covered Person’s duties or responsibilities to the Company or (b) might affect the Covered Person’s independent judgment in transactions between the Company and the entity.  Likewise, Covered Persons are prohibited from holding a position in any company that is deemed to be competitive with the Company.  Covered Persons are required to disclose any substantial interest or position (i.e., director, officer, employee, consultant or ownership interest) that they, or someone they are closely associated with, have in any entity that has business relations or dealings with the Company.

▪      Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position.  No Covered Person may use corporate property, information, or position for improper personal gain, and no Covered Person may compete with the Company directly or indirectly.  Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Any situation, transaction or relationship that gives rise to actual or potential conflicts of interest must be disclosed in writing to your immediate manager and/or supervisor; disclosure for directors and executive officers should be made to the Board of Directors.  The Company may permit conflict of interest transactions only if there is full disclosure and steps are taken to assure that the Company’s interests are adequately protected.

Securities Trading.  Covered Persons are prohibited from trading in Company securities using material information not available to the public or assisting others in doing so.  You are expected to comply with this policy.

Gifts, Bribes and Kickbacks.  Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, the Company’s clients and vendors.  Other gifts may be given or accepted only with prior approval of management.  In no event should you put the Company or yourself in a position that would be embarrassing if the gift was made public.

Dealing with government employees is often different than dealing with private persons.  Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment.  You must be aware of and strictly follow these prohibitions.

You may not pay or receive bribes or kickbacks.  A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Competition and Fair Dealing.  We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Record Keeping.  The Company’s financial records are relied upon to produce reports to the Company’s management, shareholders, creditors, governmental entities and others.  All Company accounting records and reports produced from those records shall be kept and presented accurately and completely and in accordance with generally accepted accounting practices and principles in the United States.  No one should rationalize or even consider misrepresenting facts or falsifying records.  Mistakes should never be covered up, but should immediately be fully disclosed and corrected.

Confidential Information.  You may not use or reveal Company confidential or propriety information to others unless the disclosure is properly authorized or legally mandated.  Additionally, you must take appropriate steps-including securing documents, limiting access to computers and electronic media, and proper disposal methods to prevent unauthorized access to such information.  Proprietary and/or confidential information, among other things, includes any non-public information that might be harmful to the Company if disclosed.

Protection and Proper Use of Company Assets.  All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Company equipment should not be used for non-Company business, although authorized incidental personal use may be permitted.  No Covered Person should make or use unauthorized copies of any copyrighted, trademarked or licensed materials, including computer software, or otherwise violate the terms of the copyright laws or licensing agreements.

Public Disclosures.  We must assure that all disclosures made in all periodic reports and documents filed with, or submitted to, the Securities and Exchange Commission, and other public communications and filings by the Company, are full, fair, accurate, timely and understandable.  This obligation applies to all Covered Persons, including all financial and operating executives with any responsibility or the preparation of such reports, including drafting, reviewing, and signing or certifying the information contained therein.  This requires operating in an environment of open communications, while not compromising proprietary and confidentiality concerns.

Political Contributions.  The Company encourages its employees to become involved in civic affairs and to participate in the political process.  Covered Persons must understand, however, that their involvement and participation must be on an individual basis, on their own time, and at their own expense.  In the United States, federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices.  This includes employees’ work time.  Local and state law also governs political contributions and activities as they apply to their respective jurisdictions.

Waivers of the Code of Business Conduct and Ethics.  This Code applies to all Covered Persons.  There shall be no waiver of any part of the Code (i) for any non-executive officer, except by approval of an appropriate executive officer and (ii) for any executive officer or director by a vote of the Board of Directors or a designated committee.  Any waiver must be accompanied by appropriate controls designed to protect the Company.

Reporting any Illegal or Unethical Behavior.  Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees.  If you are unable to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management.

If you are still concerned after speaking with your management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to a member of the Company’s Audit Committee.

Accountability.  Each of us is responsible for adherence to the standards of conduct set forth in this Code and for raising questions if we are concerned that these standards are not being met.  Any employee who penalizes a subordinate for trying to follow this Code will be subject to disciplinary action.

CONSEQUENCES OF VIOLATION OF POLICY

Violation of the Code is a serious offense that may subject you to disciplinary action, up to and including termination of employment.  In addition, violations of the law may subject the Company or you to fines, penalties or other legal remedies, including imprisonment.

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       *This Code replaces and supersedes the Company’s Financial Department Code of Ethics as Amended 4/28/08.